CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-BDMA MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

05/16/2022

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-BDMA Series (the “VV-BDMA Series”) and the creation of the VV-BDMA Interests (the “VV-BDMA Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in May 2022 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-BDMA Series and the creation of the VV-BDMA Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-BDMA Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-BDMA Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-BDMA Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-BDMA Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-BDMA Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-BDMA Interests

AUTHORIZED SHARES:	Minimum: 860 / Maximum: 946 Interests

SERIES ASSETS:
	Brunello di Montalcino All-Stars Collection
	Wine	Vintage	Bottles
	Biondi Santi Brunello di Montalcino Annata	2016	12
	Biondi Santi Brunello di Montalcino Annata	2015	24
	Biondi Santi Brunello di Montalcino Riserva	2015	6
	Biondi Santi Brunello di Montalcino Riserva	2013	12
	Valdicava Brunello di Montalcino, Riserva Madonna Piano	2015	24
	Casanova di Neri Tenuta Nuova	2015	12
	Casanova di Neri Tenuta Nuova	2016	48
	Casanova di Neri Tenuta Cerretalto	2015	12
	Poggio di Sotto Brunello di Montalcino Riserva	2016	30
	Uccelliera Brunello di Montalcino Riserva	2015	18

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-BDMA to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME:	Nick King
TITLE:	Managing Member